EXHIBIT 10.1

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is made this 25th day of April, 2008, by and between BlueLinx Corporation (hereinafter “Company”) and George R. Judd (“Employee"”).

WITNESSETH

WHEREAS, the Company’s former Chief Executive Officer resigned effective as of March 10, 2008;

WHEREAS, Company recognizes the significance of Employee’s contributions to the Company and its future success and Company wishes to provide certain incentives to encourage Employee to remain employed by Company; and

WHEREAS, Employee knowingly and voluntarily agrees to the arrangement described below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, Employee and Company agree as follows:

1. Payment of Retention Bonus by Company.

Employee shall receive a monetary bonus (the “Retention Bonus”) in the aggregate amount of Five Hundred Thousand Dollars ($500,000.00), in the event Employee is not named the Company’s Chief Executive Officer and remains employed by the Company through the earlier of (i) twelve months after the start date of the Company’s next Chief Executive Officer ultimately selected to succeed the current interim Chief Executive Officer (such person referred to herein as the “New CEO”) or (ii) eighteen months from April 1, 2008 (such earlier date referred to herein as the “Vesting Date”) which payment shall become due within seven (7) days of the Vesting Date. Notwithstanding the foregoing, in the event the New CEO elects to terminate the services of Employee, Employee shall receive the Retention Bonus described herein upon such termination. Additionally, in the event Company hires a New CEO which is not the Employee, Employee’s annual base salary shall be increased to Five Hundred Thousand Dollars ($500,000.000) with a target bonus of 100% of his salary pursuant to the terms of the Company’s Short Term Incentive Plan.

2. Employment Status.

Employee and Company agree that this Agreement does not create any rights for Employee beyond the potential right to payment of the Retention Bonus and annual salary increase as provided above. Employee and Company agree that, unless agreed to separately in writing, Employee’s employment is for an indefinite period of time and is at will. Company may terminate Employee’s employment, and Employee may resign from his employment, at any time, with or without cause and with or without notice.

3. Miscellaneous.

a. Entire Agreement. This Agreement sets forth all understandings between Employee and Company regarding the payment of the Retention Bonus and annual salary increase.

b. Negotiated Agreement. This Agreement is the product of input from all parties and the parties agree that no ambiguity in the Agreement shall be construed against either party on of the grounds that such party is deemed to have drafted any portion of the Agreement.

c. Assignment. This Agreement is for personal services by Employee and Employee is not entitled to assign this Agreement. Company may assign this Agreement without the consent of Employee.

d. Taxes. All payments hereunder shall be subject to all applicable taxes required to be withheld by BlueLinx pursuant to federal, state and local laws.

e. Binding Effect. This Agreement will inure to the benefit of and be enforceable by Employee’s legal representatives. This Agreement will inure to the benefit of and be binding upon Company and its successors and assigns.

f. Amendment. No change, amendment or modification of this Agreement shall be effective unless it is in writing and signed by Employee and Company.

g. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Georgia without reference to its conflict of laws provisions.

It is so agreed as of the date first written above:

BLUELINX CORPORATION	EMPLOYEE
By: /s/ Dean Adelman	By: /s/ George R. Judd

Print Name: Dean Adelman	Print Name: George R. Judd
Title: Chief Administrative Officer	Title: President & COO
Date: April 25, 2008	Date: April 25, 2008